Heiner Dreismann
Shrink Nanotechnologies, Inc.
2038 Corte del Nogal, Suite 110
Carlsbad, California 92011

Re: Acquisition of BlackBox Semiconductor, Inc. and Related Intellectual Property

Gentlemen:

This letter agreement is intended to memorialize the terms of the proposed acquisition (the “Acquisition”) by Visitrade Inc. as acquirer (“Purchaser”) from Shrink Nanotechnologies, Inc., a Delaware corporation as seller (the “Seller”), of all of Seller’s interest in its wholly owned subsidiary, BlackBox Semiconductor, Inc., a Delaware corporation (“BlackBox”).

The parties hereto agree as follows:

1.Purchaser has agreed to acquire and shall acquire at closing of the Acquisition (the “Acquisition”), and Seller has agreed to sell and shall (i) sell and transfer to Purchaser at Closing, 100% of the ownership interests of BlackBox, all of which are wholly and indivisibly owned by the Seller (the “BlackBox Shares”), and (ii) issue 15,000,000 shares of Common Stock of Seller to Purchaser.

2.In exchange for the BlackBox Shares, the purchase price to be paid for BlackBox by Purchaser shall be: (i) $75,000 to be paid in US funds at closing of the Acquisition, and (ii) shares of Purchaser constituting approximately 19.9% of Purchaser as calculated immediately after the Closing Date.

3.BlackBox shall cover and be responsible for all general application and legal costs associated with the Acquisition.  Each party hereto however shall cover their own legal and accounting and other costs.  BlackBox Shares shall be transferred along with any and all corporate and transactional records of BlackBox in auditable condition and all of its assets and liabilities.

4.The parties acknowledge that the Boards of directors of both companies have been apprised of the affiliation, share ownership and other relationship of Messers Baum and Panther, II and Noctua Fund, LP to both the Purchaser and Seller and, both companies shall both notify all board members of the nature and extent of said relationships as well as the nature of any conflicts thereto, and, both parties shall obtain all necessary disinterested consents, and complete other actions as are necessary so as to duly obtain all necessary authorizations and consents necessary to approve and consummate the Acquisition.

5.BlackBox has as its assets and shall have at Closing (and unencumbered), among other things, an exclusive License Agreement (the “Chicago License Agreement”) with the University of Chicago, granting to BlackBox the exclusive, worldwide right to use and sublicense Chicago’s patent-pending Materials and Methods for the Preparation of Nanocomposites (US PTO Application No. PCT/US10/32246, and provisional applications 61/214,434 and 61/264,790) and future patent applications filed by the University of Chicago based on certain other patentable technologies described in the Chicago License Agreement.  The Chicago License Agreement shall, at Closing, be in full force and effect, without any default or breach by Seller.  The parties understand that Purchaser intends to raise $1 to $1.5 million of capital on a best efforts basis, at a $7,500,000 valuation, depending on market conditions.  No assurance can be made that Purchaser will be able to do so.

6.Seller and BlackBox shall make or provide the University of Chicago and all third parties with adequate notice and obtain all necessary third party consents as are required in order to consummate the Acquisition and maintain the existing licenses and technologies and other assets of BlackBox at closing.

7.This letter agreement is binding in its intent for 60 days and subject only to definitive transaction documents and requisite consents.  Notwithstanding the foregoing, Seller may consider third party offers for BlackBox from any other affiliated or unaffiliated third parties, provided that Purchaser is provided with an opportunity to match the purchase price and terms provided by bona fide third party suitors, if any.

The foregoing is a summary only of the proposed Acquisition terms and is subject to, completion of due diligence, as well as obtaining by all parties of all requisite corporate consents, including consents of disinterested shareholders or directors, if and as necessary.

This letter agreement may be signed in one or more counterparts.

Very truly yours,
Visitrade Inc.

By:__________________
Name:
Title:

-Accepted and Agreed-
Shrink Nanotechnologies, Inc.

By:________________________
Name:
Title: